Exhibit 99.1
November 21, 2013

IDACORP CEO LaMont Keen to Retire, Leadership Succession Actions Announced

BOISE--IDACORP, Inc. (NYSE: IDA) -- Today the boards of directors of IDACORP, Inc. and Idaho Power Company announced the upcoming retirement of IDACORP President and Chief Executive Officer and Idaho Power Chief Executive Officer J. LaMont Keen. Keen will step down from his role as IDACORP President and CEO on April 30, 2014, and as Idaho Power CEO on Dec. 31, 2013. He will remain on the IDACORP and Idaho Power boards of directors after his retirement.

Concurrent with the announcement, the boards appointed Darrel Anderson, IDACORP Executive Vice President - Administrative Services and Chief Financial Officer and Idaho Power President and Chief Financial Officer, to succeed Keen as President and CEO of IDACORP effective May 1, 2014, and as President and CEO of Idaho Power effective Jan. 1, 2014.

“IDACORP and Idaho Power are grateful to LaMont for his more than 39 years of dedicated service,” said Chairman of the Boards of Directors of IDACORP and Idaho Power Robert Tinstman. “During his long tenure, LaMont has made a real difference for our customers, employees, and owners. His leadership has been critical to the companies’ successes and we have asked LaMont to remain on both companies’ boards of directors following his retirement. He will continue to help guide the companies, just in a different capacity.”

Keen also shared his thoughts on the upcoming transition. “While I am not leaving the companies immediately, the transition timeline is in place, as it should be. Retiring from ‘active duty’ will be a big life change, but I am looking forward to the opportunities it presents. Further, I rest easy that I am leaving IDACORP and Idaho Power well-positioned to succeed in the future under a highly capable leadership team. Darrel and I have worked closely together for many years, and I have full confidence in his leadership. IDACORP and Idaho Power have been diligent in their succession planning, which is central to preparing for the future and achieving our strategic vision; Darrel’s appointment shows the successful result of that plan.”

Anderson spoke of his vision of Idaho Power under his leadership. “I am honored to have the opportunity to lead our solid, forward-thinking organization and carry forward LaMont’s goals of a customer focused, financially healthy company with energy supply and demand balance. I look forward to advancing a number of important initiatives in the future with my leadership team, including critical infrastructure projects and new technology solutions, and continuing efforts to enhance service and reliability for our customers and value for IDACORP’s shareholders.”

Additionally on Nov. 21 the boards of directors promoted Steven R. Keen to Senior Vice President, Chief Financial Officer, and Treasurer of Idaho Power effective January 1, 2014 and of IDACORP effective May 1, 2014, from his current roles as Vice President - Finance and Treasurer of IDACORP and Senior Vice President - Finance and Treasurer of Idaho Power. Steve Keen’s promotions are also part of the companies’ implementation of their long-term succession plans to ensure a timely and seamless transition in this key role.

About IDACORP, Inc.

Idaho Power, headquartered in Boise, Idaho and locally operated since 1916, is an electric utility that employs more than 2,000 people who serve more than 500,000 customers throughout a 24,000-square-mile area in southern Idaho and eastern Oregon. With 17 low-cost hydroelectric projects as the core of its diverse generation portfolio, Idaho Power’s residential, business, and agricultural customers pay among the nation’s lowest rates for electricity. IDACORP, Inc. (NYSE: IDA), Idaho Power’s independent publicly-traded parent company, is also headquartered in Boise, Idaho. To learn more, visit www.idahopower.com or www.idacorpinc.com.

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